U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: Troy L. Corriveau

    P.O. Box 62, Midway, UT 84049

2.  Date of Event Requiring Statement (Month/Day/Year): 02/10/00

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:
       Dynamic Information System & eXchange, Inc.   DIXS

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: Chief Operating Officer

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security:     Common Stock

2.  Amount of Securities       3.  Ownership Form:     4. Nature of
    Beneficially                   Direct (D) or          Indirect Beneficial
    Owned                          Indirect (I)           Ownership
    --------------------           ---------------        -------------------
         497,692                          D
          40,000                          I               Represents shares
                                                          held by Lynn
                                                          Corriveau, wife, and
                                                          Courtney Corriveau,
                                                          Daughter.

TABLE II - Derivative Securities Beneficially Owned

1.  Title of Derivative Security: N/A

2.  Date Exercisable (Month/Day/Year): N/A

3.  Title:
    Amount of Securities Underlying Derivative Security (Amount of Number of Shares):

4.  Conversion or Exercise Price of Derivative Security: N/A

5.  Ownership Form of Derivative Security: Direct (D) or Indirect (I):

6.  Nature of Indirect Beneficial Ownership:

Explanation of Responses:

Signature of Reporting Person: /S/Troy L. Corriveau
Date: 02/10/00